Exhibit (2)(r)(1)

CODE OF ETHICS

November 2024

CONTENTS

BUSINESS PRINCIPLES	1

I. INTRODUCTION	2

II. STANDARDS OF CONDUCT	3

III. COMPLIANCE WITH LAWS AND REGULATIONS	4

IV. PROTECTION OF MATERIAL NON-PUBLIC INFORMATION	4
Non-Disclosure of Investor Information	4
Security of Investor Information	5
Privacy Notices	5

V. INSIDER TRADING	5
Who is an Insider?	6
What is Material Information?	6
What is Non-Public Information?	7
Penalties for Insider Trading	7
Procedures to Help Avoid Insider Trading	7

VI. SUMMARY OF PROCEDURES TO IMPLEMENT SKYBRIDGE’S POLICY ON INSIDER TRADING	8

VII. ADMINISTRATION OF THE CODE	10

ACKNOWLEDGEMENT AND CERTIFICATION	11

ANNEX A. PROCEDURES TO IMPLEMENT SKYBRIDGE’S POLICY ON INSIDER TRADING	12
Restrictions and Limitations on Personal Securities Transactions	12

ANNEX B. PROCEDURES TO IMPLEMENT SKYBRIDGE’S POLICY ON PERSONAL TRADING (AS REQUIRED BY RULE 204A-1)	16
Applicable Personal Accounts, Reportable Securities	16
Reporting Requirements	17

EXHIBIT A. PRIVATE PLACEMENT APPROVAL FORM	20

EXHIBIT B. SKYBRIDGE FUND TRANSACTION APPROVAL FORM	22

EXHIBIT C. INITIAL AND ANNUAL SECURITIES HOLDINGS REPORT	23

EXHIBIT D. QUARTERLY SECURITIES TRANSACTIONS REPORT	24

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SkyBridge Code of Ethics	November 2024

SKYBRIDGE CAPITAL

BUSINESS PRINCIPLES

1.	Our investors come first. The best decisions for our investors are the best decisions for SkyBridge.

2.	Ethics and integrity are central to our value system. We seek employees and business partners who share this view.

3.	We hire exceptional people who share our passion, core values, and inspiration.

4.	In considering potential investments, we do not follow conventional wisdom. We encourage creativity, open debate, and independent thinking.

5.	The dynamic nature of our business requires that we have flexibility and foresight, particularly in the face of uncertainty and change.

6.	We are a firm that values relationships. Our partners, investors, and employees should feel that we are fair. We hold ourselves to a high standard, and we expect the same of others.

7.	While much of our work is of a highly confidential nature, we seek openness in our relationship with investors and partners.

8.	Personal and team reward are earned on merit. We work hard, we work for results, and we work together.

SkyBridge Code of Ethics	November 2024

SKYBRIDGE CAPITAL

CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics (the “Code”) has been adopted by SkyBridge Capital II, LLC (“SkyBridge”) to assist the firm, its employees and its managing members in complying with applicable securities laws and adopting an infrastructure for good business practices. This Code consists of procedures with respect to the ethical obligations of SkyBridge to prevent fraudulent, deceptive, and manipulative practices and to ensure compliance with the federal securities laws and its fiduciary duties. Failure to comply with this Code of Ethics could result in termination of employment or violations of the federal securities laws that could lead to criminal and civil penalties.

SkyBridge and its affiliates currently serve as the general partner to and/or investment manager (the “Manager”) and/or sub-adviser of private investment funds (the “Private Funds”), funds registered under the Investment Company Act of 1940, including funds of funds, exchange traded funds and unit investment trusts (the “‘40 Act Funds” and, together with the Private Funds, the “Funds”) and separately managed accounts (the “Accounts” and, together with the Funds, the “Advisory Clients”).1

SkyBridge is a fiduciary and must serve the interests of Advisory Clients with the utmost care and loyalty. SkyBridge must adhere to a high standard of care and diligence in conducting its activities, act in accordance with prudent internal procedures, and be particularly sensitive to situations in which the interest of its Advisory Clients may conflict, even indirectly, with those of SkyBridge.

For the purposes of this Code, any person who provides advice on behalf of SkyBridge and is subject to the supervision and control of SkyBridge shall be a supervised person for purposes of Rule 204A-1 under the Advisers Act (a “Supervised Person”) (and, to that extent, included within the definition of SkyBridge Personnel as hereinafter defined). Further, to the extent any Supervised Person may have access to non-public information relating to Advisory Client purchases or sales of securities, be involved in making securities recommendations to Advisory Clients, or have access to such recommendations that are non-public, such person will also be an access person subject to those portions of Rule 204A-1 under the Adviser’s Act applicable to access persons (an “Access Person’). The managing members, officers, and full-time employees of SkyBridge and any other Supervised Persons of SkyBridge (together, “SkyBridge Personnel”) will be deemed both Supervised Persons and Access Persons under the Code unless excepted by the SkyBridge Chief Compliance Officer (“CCO”).

[1]

The SkyBridge Opportunity Zone Real Estate Investment Trust, Inc. (“SOZ REIT”) operates as a real estate investment trust under the U.S. Internal Revenue Code of 1986, as amended. By virtue of the real estate focused nature of its operations, SOZ REIT is not an “investment company” subject to regulation under the ’40 Act and is not treated by SkyBridge as an Advisory Client. Similarly, neither the First Trust SkyBridge Bitcoin Fund L.P. nor the First Trust SkyBridge Ethereum Fund L.P. is an “investment company” or Advisory Client. Given the exclusive nature of their investments in cryptocurrencies that are not securities, SkyBridge is not and will not be acting as an SEC registered investment advisory in providing services to those partnerships.

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The CCO shall provide a copy of this Code, and any supplement, amendment or restatement of this Code to all current SkyBridge Personnel promptly following its adoption or material amendment by SkyBridge, and to any new SkyBridge Personnel promptly upon the commencement of association with SkyBridge.

All SkyBridge Personnel are required to read this Code (as supplemented, amended or restated, if applicable) and to certify to the CCO their having received, read and understood these materials. Certifications shall be made using the form of “Acknowledgement and Certification” included herein. Certifications must be returned to the CCO no later than 10 days following the commencement of their association with SkyBridge or the effective date of this Code and any amendments thereto.

Any questions concerning this Code should be referred to the CCO.

II.	STANDARDS OF CONDUCT

This Code incorporates the following standards of business conduct that SkyBridge requires for all SkyBridge Personnel.

•

Our investors come first. The best decisions for our investors are the best decisions for SkyBridge. SkyBridge Personnel must at all times place the interests of Advisory Clients ahead of their personal interests. Priority must be given to Advisory Client trades over personal securities trades.

•

Ethics and integrity are central to our value system. We seek employees and business partners who share this view. SkyBridge Personnel should not engage in any act, practice, or course of business which is fraudulent or deceitful upon an Advisory Client.

•	Independence in the investment decision-making process is paramount.

•

SkyBridge values the confidence and trust placed in us by our Advisory Clients. The fiduciary duties owed to our Advisory Clients are to protect Advisory Client assets (including non-public information about an Advisory Client or an Advisory Client’s investment) and act always in the best interest of our Advisory Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

•	All personal securities transactions must be conducted in a manner consistent with this Code. SkyBridge Personnel should have an investment philosophy and not a trading philosophy.

SkyBridge Code of Ethics	November 2024

•	Information concerning the identity of security holdings and financial information of Advisory Clients is confidential and even internally should be only disclosed on a need-to- know basis.

III.	COMPLIANCE WITH LAWS AND REGULATIONS

As a fiduciary, SkyBridge believes in conducting ourselves with care, honesty, loyalty, and good faith in the best interest of our Advisory Clients. Accordingly, all SkyBridge Personnel, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client, must take all steps necessary to ensure that they do not, in any way, engage in any manipulative practice with respect to such Advisory Client or defraud such Advisory Client in any manner.

SkyBridge Personnel are expected to comply not merely with the “letter of the law”, but with the “spirit of the law,” as well as this Code and other applicable compliance procedures.

SkyBridge’s activities must always be in full compliance with applicable Advisory Client guidelines as well as all applicable laws and regulations. It is SkyBridge’s policy for SkyBridge Personnel to be in strict compliance with the federal securities laws as well as all other laws and regulations that apply to our business. For purposes of this Code, the federal securities laws include (i) the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Dodd- Frank Wall Street Reform and Consumer Protection Act and any rules and regulations adopted by the Securities and Exchange Commission (“SEC”) under any of the foregoing statutes; and (ii) the Bank Secrecy Act (as it applies to funds and investment advisers) and any rules adopted thereunder by the SEC or the Department of the Treasury.

IV.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

Please also consult the SkyBridge Compliance Manual and Written Information Security Program for more details on the obligations of all SkyBridge Personnel in connection with privacy and information safeguards.

Non-Disclosure of Investor Information

SkyBridge maintains safeguards to comply with federal and state standards to guard each Investor’s non-public personal information. SkyBridge does not share any non-public personal information with any non-affiliated third parties, except in the following circumstances:

•

disclosure made with an Investor’s consent or as necessary to process and service an Advisory Client’s account, to protect against fraud, or to protect the security or confidentiality of SkyBridge’s records;

SkyBridge Code of Ethics	November 2024

•

disclosure to third-party companies that provide services necessary to effect a transaction that an Advisory Client requests or to service an Advisory Client’s account, such as prime brokers, accountants, attorneys, or administrators; and

•

disclosure to government agencies, courts, parties to lawsuits, or regulators in response to subpoenas. In such cases, SkyBridge will share only the information that it is required or authorized to share.

Security of Investor Information

Only those persons who need Investor information to perform their jobs have access to it. In addition, SkyBridge maintains physical, electronic, and procedural security measures to protect Investor information. Employees have limited access to personal information based upon their responsibilities. All employees are instructed to protect the confidentiality of personal information as described in these policies, which are strictly enforced. Any doubts about the confidentiality of Investor information must be resolved in favor of confidentiality.

Privacy Notices

SkyBridge will provide each natural person Account owner or Investor with initial notice of the firm’s applicable current policy when the advisory relationship is established. SkyBridge shall also provide each such person with a new notice of the firm’s current privacy policies at least annually. If SkyBridge shares non-public personal information relating to a California consumer with an affiliated company under circumstances not covered by an exception under the California Financial Information Privacy Act (codified as Senate Bill No. 1 (“SB 1”)), the firm will deliver to each affected consumer an opportunity to opt out of such information sharing. SkyBridge will provide to EU residents its privacy policy under the General Data Protection Regulation, which is the EU legal framework governing the collection and processing of personal information of individuals resident in the EU.

If, at any time, SkyBridge adopts material changes to its privacy policies, the firm shall provide each Investor with a revised notice reflecting the new privacy policies. The CCO is responsible for ensuring that required notices are distributed to SkyBridge’s consumers and customers (as such terms are defined in Regulation S-P promulgated by the SEC).

V.	INSIDER TRADING

Consistent with the federal securities laws (including Section 204A of the Advisers Act), SkyBridge forbids any supervised person from trading, either personally or on behalf of others (including SkyBridge Funds) on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” SkyBridge’s policy applies to all SkyBridge Personnel and extends to activities within and outside his or her duty at SkyBridge. All SkyBridge Personnel must read and retain this policy statement. Any questions regarding SkyBridge’s policy and procedures should be referred immediately to the CCO or to internal or external counsel to the firm.

SkyBridge Code of Ethics	November 2024

Definitions

What is Insider Trading?

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider while in possession of material non-public information; or

•

trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

If, after reviewing this policy statement you have any questions, you should consult with the CCO. Additionally, SkyBridge Personnel shall not disclose any non-public information (whether or not it is material) relating to SkyBridge or its securities transactions on behalf of Advisory Clients to any person outside of SkyBridge (unless such disclosure has been authorized by the CCO).

Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, SkyBridge may become a temporary insider of a company it advises or for which it performs other services.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

SkyBridge Code of Ethics	November 2024

Material information does not have to relate to a company’s business. For example, the Supreme Court has considered as material information certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. Likewise, the fact of a forthcoming public appearance that may result in movement in the price of a security may be deemed material and non-public.

What is Non-Public Information?

Information is not public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in the company’s web site or in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating non-public information are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunction;

•	treble damages;

•	disgorgement of profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by SkyBridge, including dismissal of the persons involved.

Procedures to Help Avoid Insider Trading

Identfying material non-public information

Before trading for yourself or others, including investment companies or private accounts managed by SkyBridge, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

SkyBridge Code of Ethics	November 2024

•

IS THE INFORMATION MATERIAL? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•

IS THE INFORMATION NON-PUBLIC? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal or other publications of general circulation?

Handling material non-public information

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

•	Report the matter immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or for the account of SkyBridge or others, including investment companies or private accounts managed by SkyBridge.

•	Do not communicate the information inside or outside of SkyBridge, other than to the CCO. In addition, take appropriate care to ensure that such information remains secure; for example:

•	files containing material non-public information should be sealed;

•	access to computer files containing material non-public information should be restricted; and

•	conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

You should notify the CCO with any updates to the applicable information, including if it has been made public or may no longer be material.

VI.	SUMMARY OF PROCEDURES TO IMPLEMENT SKYBRIDGE’S POLICY ON INSIDER TRADING

As set forth in greater detail in Annex A, among other things, the procedures of SkyBridge provide the following procedures with respect to SkyBridge Personnel, their households and applicable Personal Accounts (as defined in Annex B):

SkyBridge Code of Ethics	November 2024

•

Securities transactions by SkyBridge Personnel in (a) single name equity securities or derivatives thereon and (b) daily traded funds, including exchange traded funds and/or unit investment trusts, advised or sub-advised by SkyBridge (each of (a) and (b), “Restricted Securities”) should be conducted for investment purposes rather than for short-term trading; consequently, SkyBridge Personnel may not profit from the purchase and sale, or sale and purchase, of the same or equivalent Restricted Securities within 30 calendar days (the “30 Day Restricted Period”).

•	SkyBridge Personnel are prohibited from purchasing or selling uncovered options on Restricted Securities in the nearby option contract.

•

SkyBridge Personnel may purchase or sell covered call options on Restricted Securities only to the extent the underlying may be purchased or sold in light of the 30 Day Restricted Period. Such a covered call option can be sold as long as the time between the purchase of the security and the exercise date of the option does not violate the 30 Day Restricted Period.

•

SkyBridge Personnel may purchase or sell covered put options on Restricted Securities only to the extent the underlying security may be purchased or sold, respectively, in light of the 30 Day Restricted Period.

•	Any securities received as a result of the exercise of a short put position must be held for the 30 Day Restricted Period.

•

No SkyBridge Personnel may invest in, engage in any personal transaction with, or enter into any agreement or understanding with, any hedge fund managed by a person other than SkyBridge or any other affiliate thereof without the prior written approval of the CCO.

Because SkyBridge believes that it is important to Advisory Clients and Investors that its principals invest for their own accounts in those investment vehicles that SkyBridge manages and share in the same investment risks and benefits as Advisory Clients and Investors, SkyBridge does not prohibit SkyBridge Personnel from purchasing, holding, and selling for their own accounts interests in the funds that SkyBridge manages or sub-advises (“SkyBridge Funds”). All transactions in SkyBridge Funds are subject to the pre-approval requirements contained in Annex A.

SkyBridge’s policy also allows SkyBridge Personnel to invest in those investments in which SkyBridge Funds invest, provided that any such personal investing by SkyBridge Personnel, including any investment of immediate family or any household member of such personnel, is consistent with the requirements of Annex A hereto, SkyBridge’s fiduciary duty to its Advisory Clients, and regulatory requirements.

Notwithstanding the foregoing, neither SkyBridge nor any SkyBridge Personnel will invest in a SkyBridge Fund or in an investment in which a SkyBridge Fund invests if the investment would cause a loss of investment opportunity for any Advisory Client or Investor.

Exceptions to the foregoing may, in limited circumstances and consistent with applicable law, be granted by the CCO.

SkyBridge Code of Ethics	November 2024

VII.	ADMINISTRATION OF THE CODE

The CCO, or her designee, will review required reports to determine that SkyBridge Personnel trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The CCO, or her designee, will also review and consider any proper request of a member of SkyBridge Personnel for relief or exemption from any restriction, limitation or procedure contained herein, which restriction, limitation or procedure is claimed to cause a hardship for such person. Subject to Rule 204A-1 under the Advisers Act, such decision is completely within the CCO’s sole discretion.

The CCO will also ensure that all books and records relating to the Code are properly maintained. The firm will maintain the following records in a readily accessible place:

•	a copy of each Code that has been in effect at any time during the past six years;

•	a record of all written acknowledgements of receipt, review and understanding of the Code and amendments for each person who is currently, or within the past six years was, SkyBridge Personnel;

•	a record of each report made by SkyBridge Personnel, including any brokerage confirmations and brokerage account statements obtained from SkyBridge Personnel;

•	a list of the names of persons who are currently, or within the past six years were, SkyBridge Personnel;

•

a record of any decision for approving the acquisition of securities by SkyBridge Personnel as required by Annex A for at least five years after the end of each fiscal year in which approval was granted; and

•	records of any permitted political contribution during the past six years.

Strict adherence to this Code is the responsibility of each member of SkyBridge Personnel. All SkyBridge Personnel must promptly report all violations and apparent violations of this Code and the reporting obligations hereunder to the CCO.

Upon discovering that any member SkyBridge Personnel has not complied with any requirements of, or has otherwise breached, this Code, SkyBridge may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, censure, suspension, or termination of employment.

SkyBridge Code of Ethics	November 2024

ACKNOWLEDGEMENT AND CERTIFICATION

I hereby acknowledge receipt of the SkyBridge Code of Ethics (the “Code”) dated November 2024. I hereby certify that I:

(i) have read/re-read the Code (including any amendments thereto);

(ii) understand the Code; and

(iii) recognize that I am subject to its provisions.

I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported pursuant to the Code.

Signature	Date

Print Name

COMPLIANCE REVIEW:
Signature

SkyBridge Code of Ethics	November 2024

Annex A.

PROCEDURES TO IMPLEMENT SKYBRIDGE’S POLICY ON INSIDER TRADING

The following procedures have been established to aid SkyBridge Personnel in avoiding insider trading and to aid SkyBridge in preventing, detecting, and imposing sanctions against insider trading. These procedures are in addition to the Insider Trading procedures set forth in the SkyBridge Compliance Manual and to the Policy Statement on Insider Trading as set forth in the Supervisory and Compliance Procedures of SkyBridge’s broker-dealer affiliate, Hastings Capital Group, LLC.

All SkyBridge Personnel must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures, you should consult the CCO.

Restrictions and Limitations on Personal Securities Transactions

The following restrictions and limitations govern instruments and personal securities transactions by all SkyBridge Personnel, their households and applicable Personal Accounts (as defined in Annex B):

Ban on Short-Term Trading Profits (the 30 Day Restricted Period)

•

Securities transactions in (a) single name equity securities or derivatives thereon and (b) daily traded funds, including exchange traded funds and/or unit investment trusts, advised or sub-advised by SkyBridge (each of (a) and (b), “Restricted Securities”), should each be for investment purposes rather than for short-term trading; consequently, SkyBridge Personnel may not profit from the purchase and sale, or sale and purchase, of the same or equivalent Restricted Securities within 30 calendar days (the “30 Day Restricted Period”);

•	SkyBridge Personnel are prohibited from purchasing or selling uncovered options on

•	Restricted Securities in the nearby option contract;

•

SkyBridge Personnel may purchase or sell covered call options on Restricted Securities only to the extent the underlying security may be purchased or sold in light of the 30 Day Restricted Period (i.e., such a covered call option can be sold as long as the time between the purchase of the security and the exercise date of the option does not violate the 30 Day Restricted Period).

•

SkyBridge Personnel may purchase or sell covered put options on Restricted Securities only to the extent the underlying equity security may be sold or purchased in light of the 30 Day Restricted Period.

•	Any securities received as a result of the exercise of a short put position must be held for the 30 Day Restricted Period.

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•	Exceptions to the foregoing may, in limited circumstances, be granted by the CCO.

Relationships with Third-Party Hedge Funds

•

No SkyBridge Personnel person may invest in, engage in any personal transaction with, or enter into any agreement or understanding with, any hedge fund managed by a person other than SkyBridge or any other affiliate thereof (collectively, a “Third-Party Hedge Fund”) without the prior written approval of the CCO.

•	Without limiting the foregoing, personal transactions, agreements and understandings shall include the following:

•	being employed or compensated by a Third-Party Hedge Fund;

•	serving as an officer, director, partner, etc. of a Third-Party Hedge Fund; and

•	providing services of any kind to a Third-Party Hedge Fund.

•

Any authorization to be given by the CCO must be based upon a determination by the CCO that such transaction, agreement or understanding would not be adverse to the interests of any Advisory Client. Additionally, any such transaction, agreement or understanding must be terminable by such person upon the direction of the CCO and without any conditions other than reasonable notice to the other party.

Prohibition on Participation in IPOs

•

No SkyBridge Personnel may acquire any security in an Initial Public Offering (“IPO”) (this does not prohibit an allocation of an IPO to a fund in which such individual is a limited partner or member) except with permission of the CCO.

Special Permission Required for Private Placements

•

Private placements of any kind (including, without limitation, limited partnership investments and venture capital investments) may only be acquired or disposed of with permission of the CCO. If approved, an investment will be subject to continuous monitoring for possible future conflicts of interest. A request for approval of a private placement transaction should generally be submitted to the CCO at least two weeks in advance of the proposed date of transaction using the form provided in Exhibit A or electronically through ComplianceAlpha (as defined in Annex B). Approvals granted by the CCO will generally be valid for 14 business days in the case of a single approval, or for a continuous approval until the requested dollar threshold is met.

•

Any SkyBridge Personnel holding an existing personal position in an issuer through a private placement must affirmatively disclose that interest to the CCO in connection with the consideration of any investment decision regarding any security of that issuer, or an affiliate of such issuer, by any account managed by SkyBridge and the consideration by SkyBridge on whether an issuer should be placed on the Restricted List. In such event, the final investment decision shall be independently reviewed by the CCO. In addition, written records of any such circumstance shall be maintained and sent to the CCO.

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Special Permission Required for SkyBridge Funds

•

Transactions (purchases or sales) in SkyBridge Funds may only be made with permission of the CCO. A request for approval to transact in a SkyBridge Fund should generally be submitted to the CCO at least two weeks in advance of the proposed transaction date using the form provided in Exhibit B or electronically through ComplianceAlpha (as defined in Annex B).

•

Sales of SkyBridge Fund interests shall only be permitted in cases where (i) the CCO determines that the employee is not in the possession of material non-public information concerning the SkyBridge Fund and (ii) the disposition is in compliance with the 30 Day Restricted Period holding requirement.

Restricted List

•	The “Restricted List” includes any issuers about which the CCO has determined that a member of SkyBridge Personnel may be in the possession of material non-public information.

•

As a general matter, members of SkyBridge Personnel are prohibited from trading in the securities of issuers that are included on the Restricted List, or any other securities to which the material non-public information relates, for a Personal Account (as defined in Annex B). SkyBridge Personnel should review the Restricted List prior to trading in a Personal Account.

•	The CCO will provide the Restricted List to all SkyBridge Personnel electronically, upon any change, and for review at any time on ComplianceAlpha (as defined in Annex B).

•

Companies will be removed from the Restricted List at the discretion of the CCO, typically when information involved has been made public or is no longer considered material. Members of SkyBridge Personnel should contact the CCO whenever they believe that information concerning a Restricted List company has been made public or is no longer material.

High-Risk Trading Activities

•

Certain high-risk trading activities, if used in the management of a personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at predetermined prices.

SkyBridge Code of Ethics	November 2024

•

SkyBridge Personnel should understand that short sales and trading in derivative instruments involve special risks; derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each such person to SkyBridge may heighten those risks. For example, if SkyBridge becomes aware of material, non-public information about the issuer of the underlying securities, SkyBridge Personnel may find themselves “frozen” in a position in a derivative security.

•	SkyBridge will not bear any resulting losses in personal accounts through the implementation of this Code.

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Annex B.

PROCEDURES TO IMPLEMENT SKYBRIDGE’S POLICY ON PERSONAL TRADING

(AS REQUIRED BY RULE 204A-1)

Scope and Applicability

Personal Accounts under the Code

The personal trading policies and procedures contained herein apply to all “Personal Accounts” of SkyBridge Personnel. For the purposes of the Code, Personal Accounts are accounts/holdings in the name, or for the benefit, of any SkyBridge employee or other Supervised Person as well as:

•	any Supervised Person’s spouse or domestic partner (other than a legally separated or divorced spouse or domestic partner) and minor children;

•	any other individuals who live in the Supervised Person’s household and over whose purchases, sales, or other trading activities the Supervised Person exercises control or investment discretion;

•

any persons to whom the Supervised Person provides primary financial support, and either (i) whose financial affairs the Supervised Person controls or (ii) for whom the Supervised Person provides discretionary advisory services;

•	any trust or other arrangement which names the Supervised Person as a beneficiary; and

•

any partnership, corporation, or other entity of which the Supervised Person is a director, officer or general partner or in which the employee has a 25% or greater beneficial interest, or in which the employee owns a controlling interest or exercises effective control.

Reportable Securities under the Code

The reports and disclosures described herein must reflect all “Reportable Securities,” which are all securities other than:

•	direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements;

•	shares issued by money market funds;

•

shares issued by registered open-end funds, provided that such funds are NOT advised by SkyBridge or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with SkyBridge; and

•

shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, provided that such funds are NOT advised by SkyBridge or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with SkyBridge.

SkyBridge Code of Ethics	November 2024

For the avoidance of doubt, Reportable Securities include certificated securities held outside any brokerage account, securities purchased in a limited offering (including, but not limited to, hedge funds, private equity funds and venture capital) and investments in SkyBridge Funds.

SkyBridge has determined to include all cryptocurrencies under the definition of Reportable Securities.

Reporting Requirements

Responsibility to Report

The responsibility for taking the initiative to file the reports described herein is imposed on each individual required to make a report. Any effort by the CCO or her designee to facilitate the reporting process does not change or alter that responsibility.

Reporting Format

SkyBridge Personnel may submit to the CCO or her designee the required reports and supporting information in hard copy and/or electronically using service provider ACA Compliance Group’s web-based ComplianceAlpha filing system, at www.compliancealpha.com (“ComplianceAlpha”), as described below.

Types of Reports

•	Initial and Annual Securities Holdings Reports

Within 10 calendar days of becoming SkyBridge Personnel, each Supervised Person must submit to the CCO an Initial Securities Holdings Report in the form of Exhibit C reflecting such person’s Personal Account holdings (including private placements and all other Reportable Securities) as of a date not more than 45 days prior to becoming SkyBridge Personnel.

Holdings reports are also required annually, within 30 days of calendar year end, reflecting such person’s Personal Account holdings (or confirming there were none) as of December 31. Annual Securities Holdings Reports may be submitted electronically through ComplianceAlpha or in hard copy using Exhibit C.

Initial and Annual Securities Holdings Reports contain:

•	the name of any broker, dealer, bank or exchange with which such person maintains a Personal Account (including accounts over which such person has no direct or indirect influence or control);

SkyBridge Code of Ethics	November 2024

•	the issuer, name and type of security, exchange ticker symbol or CUSIP number, if applicable, number of shares and principal amount of each Reportable Security held outside a brokerage account; and

•	the issuer, name and type of security, and principal amount of each Reportable Security acquired through a limited offering.

•	Duplicate Statements and Transaction Confirmations

Each member of SkyBridge Personnel, with respect to each Personal Account in which such person has any direct or indirect beneficial ownership interest, shall arrange that the broker shall regularly submit directly to SkyBridge (electronically through ComplianceAlpha, by email or in hard copy):

•	duplicate copies of broker trade confirmations covering each transaction in Reportable Securities; and

•	copies of monthly (or as frequent as available) statements issued with respect to the Personal Account.

Exceptions to the foregoing may be granted by the CCO in cases where confirmations and/or monthly statements are not made available by a brokerage firm. In such a case, the CCO shall require the SkyBridge Personnel to attest to brokerage activity in the relevant holdings and transaction reports required to be delivered under this Code and shall request that all available back-up support for the attestation be provided. In the case of cryptocurrencies, which are not held through brokerage firms, the CCO has granted such an approval.

•	Quarterly Reports

Within 30 days of calendar quarter end, each member of SkyBridge Personnel must submit a report covering all Reportable Securities transactions in Personal Accounts (or confirming there were none) during the applicable quarter. Quarterly Securities Transactions Reports may be submitted electronically through ComplianceAlpha or by email or in hard copy using Exhibit D.

Quarterly Securities Transactions Reports contain:

•

the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number if applicable, interest rate and maturity date, number of shares or cryptocurrency, and principal amount of each security involved;

•	the nature of the transaction (i.e. purchase, sale);

•	the price of the security at which the transaction was effected; and

•	the name of the broker, dealer,bank or exchange with or through which the transaction was effected.

SkyBridge Code of Ethics	November 2024

The required transaction information must be part of the quarterly report submission or provided separately in the form of:

•	duplicate copies of trade confirmations and Personal Account statements (electronically through ComplianceAlpha, by email or in hard copy);

•	Private Placement Approval Forms (Exhibit A); and

•	SkyBridge Fund Transaction Approval Forms (Exhibit B), as applicable.

•	Pre-Approval Requests for Certain Transactions

All members of SkyBridge Personnel must obtain the prior written approval of the CCO before engaging in the following transactions in a Personal Account:

•	direct or indirect purchase or sale of beneficial ownership in a security in an initial public offering;

•

direct or indirect purchase or sale of beneficial ownership in a security in a limited offering, which includes but is not limited to, hedge funds, private equity funds, and venture capital funds (Exhibit A); and

•	direct or indirect purchase or sale of SkyBridge Funds (Exhibit B).

The Chief Compliance Officer may require supporting documentation concerning the proposed transaction (e.g., offering memorandum, subscription documents, etc.). Approvals granted by the CCO will generally be valid for 14 business days. Additionally, if available, SkyBridge Personnel must arrange for SkyBridge to receive copies of any confirmation, statements or like documents related to the transaction (such as a quarterly capital balance statement).

Pre-clearance is not required to be submitted with respect to any of the above transactions effected pursuant to any Personal Account over which the member of SkyBridge Personnel has (or had) no direct or indirect influence or control.

SkyBridge Code of Ethics	November 2024

Exhibit A.

PRIVATE PLACEMENT APPROVAL FORM

Before entering into any securities transaction through a limited offering (e.g., hedge funds, private equity funds, venture capital funds, etc.) in a Personal Account, all SkyBridge Personnel are required to obtain advance approval from the Chief Compliance Officer (“CCO”).

Please provide the below information concerning each proposed purchase or sale transaction. The CCO may require supporting documentation concerning the investment, including the private placement memoranda and subscription documents. Additionally, if available, you must arrange for SkyBridge to receive copies of any confirmation, periodic account statements or like documents related to the transaction.

1.	Name of Company (Fund, partnership, etc.):

2.	Describe the Company’s primary business:

3.	Type of proposed transaction:	☐ Purchase ☐ Sale

4.	Date of proposed transaction:

5.	Number of shares/units being purchased or sold:

6.	Total purchase or sale price:

7.	Brokerage firm name:

8.	Brokerage account number:

9.	Is the Company currently publicly traded?	☐ Yes	☐ No

10.	Is the Company in the process of going public?	☐ Yes	☐ No

11.	Have you encouraged anyone else to purchase or sell shares/units?	☐ Yes	☐ No

12.	If the answer to #11 is “Yes” and for a purchase, will you receive any type of finder’s fee?	☐ Yes	☐ No

13.	After a purchase, will you own more than 5% of the outstanding shares/units of the Company?	☐ Yes	☐ No

14.	Have you performed any services for the issuer?	☐ Yes	☐ No

SkyBridge Code of Ethics	November 2024

15.	Are these shares/units being offered to you for services performed or to be performed?	☐ Yes	☐ No

16.	Is the opportunity to purchase or sell these shares/units being offered to you because of your position with SkyBridge?	☐ Yes	☐ No

17.	If purchasing, will you be expected to do anything for the company other than be a passive investor (note: Board Directorships are prohibited)?	☐ Yes	☐ No

18.	If purchasing, other than acting as a passive investor, will you have any relationship with the Company or its officers or organizers?	☐ Yes	☐ No

19.	Is there a sales agent, representative, or finder involved?	☐ Yes	☐ No

20.	If the answer to any of the foregoing questions is “Yes,” explain in detail on a separate sheet of paper.

By signing below, I certify and acknowledge that the above statements are true and correct to the best of my knowledge. I further acknowledge that:

(i)	the proposed transaction does not violate any law or regulation, and does not and will not interfere with my responsibilities to SkyBridge, Advisory Clients, or Investors;

(ii)	I will bring to the attention of the Chief Compliance Officer any potential conflicts of interest that arise due to such transaction;

(iii)	I have a continuing obligation to inform the Chief Compliance Officer if any of the responses to this Form would change at any time; and

(iv) I am required to complete another Private Placement Approval Form for each additional transaction I wish to make.

Signature	Date

Print Name

COMPLIANCE REVIEW:	☐ Request Approved ☐ Request Denied

Signature

SkyBridge Code of Ethics	November 2024

Exhibit B.

SKYBRIDGE FUND TRANSACTION APPROVAL FORM

Before entering into any transaction of SkyBridge Fund interests in a Personal Account, all SkyBridge Personnel are required to obtain advance approval from the Chief Compliance Officer (“CCO”). Please provide the below information concerning the proposed purchase or sale:

1.	Name of SkyBridge Fund:

2.	Type of proposed transaction:	☐ Purchase	☐ Sale

3.	Date of proposed transaction:

4.	Number of shares/units being purchased or sold:

5.	Total purchase or sale price:

6.	Brokerage firm name:

7.	Brokerage account number:

8.	Have you encouraged anyone else to purchase or sell shares/units (other than in connection with official SkyBridge
	business activities)?	☐ Yes	☐ No

9.	If selling shares/units, describe the rationale for the proposed transaction:

By signing below, I certify and acknowledge that the above statements are true and correct to the best of my knowledge. I further acknowledge that:

(i)	transactions shall only be permitted in cases where the CCO determines that the employee is not in the possession of material non-public information concerning the SkyBridge Fund; and

(ii)	I am required to complete another SkyBridge Fund Transaction Approval Form for each additional transaction (purchase or sale) I wish to make.

Signature	Date

Print Name

COMPLIANCE REVIEW:	☐ Request Approved ☐ Request Denied

Signature

SkyBridge Code of Ethics	November 2024

Exhibit C.

INITIAL AND ANNUAL SECURITIES HOLDINGS REPORT

Employee Name:

Effective Date:

The following list, which is current as of the date indicated above, accurately reflects my Personal Accounts and Reportable Securities (including certificated securities held outside any account and holdings in private investments) as of a date not more than 45 days prior to becoming SkyBridge Personnel (in the case of an Initial Securities Holdings Report) or December 31 (in the case of an Annual Securities Holdings Report).

Brokerage Accounts
Broker/Dealer or Bank where Account is held	Account Number	Account Name

Reportable Securities Held Outside a Brokerage Account

Issuer	Security Name and Type	CUSIP and Ticker Symbol (if available)	Number of Units or Principal Amount

I further certify that the securities holdings reflected in the most recent monthly statements for all such accounts, copies of which have been directly furnished to SkyBridge or are attached hereto, completely and accurately represent all securities required to be disclosed by the Code.

Signature	Date

COMPLIANCE REVIEW:
Signature

SkyBridge Code of Ethics	November 2024

Exhibit D.

QUARTERLY SECURITIES TRANSACTIONS REPORT

Rule 204A-1(b)(2) of the Investment Advisers Act of 1940 requires a report of personal transactions to be recorded within 30 days after the end of the calendar quarter listing all transactions during such quarter. The report must be made even if you did not effect a transaction or have no Personal Accounts/investments.

Employee Name:

Calendar Quarter:
(Month DD, YYYY to Month DD, YYYY)

Account/Direct Investment Name(s):

☐	TRANSACTION ACTIVITY ATTACHED

During the quarter and for the account/investment referred to above, the transactions as detailed in the attached brokerage statements, Private Placement Approval Form(s) and/or SkyBridge Fund Transaction Approval Forms were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Rule 204A-1(b)(2) under the Investment Advisers Act of 1940.

Transactions not covered by the applicable brokerage statements are identified in the following supplemental pages.

☐	NO TRANSACTIONS THIS QUARTER

Signature	Date

COMPLIANCE REVIEW:
Signature